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                                  EXHIBIT 99.3

                    LETTER OF ARTHUR ANDERSEN REPRESENTATION


To the Securities and Exchange Commission:

         The Company has received a letter from Arthur Andersen, dated
April 11, 2002, representing that the audit was subject to their quality control systems for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, that there was availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.



                By /s/ Eric H. Schless
-----------------------------------------------------------
                    Eric H. Schless
acting Chief Financial Officer and Executive Vice President


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